SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 3)*


                            DUSA PHARMACEUTICALS INC
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    266898105
                                 (CUSIP Number)


                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                   PAGE 2 OF 16

CUSIP No. 266898105
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 CLSP, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    724,400
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    724,400
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                      724,400
-----------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                      4.3%
-----------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                      PN
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 3 OF 16

CUSIP No. 266898105
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 CLSP II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    989,200
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    989,200
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                      989,200
-----------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                      5.9%
-----------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                      PN
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 4 OF 16

CUSIP No. 266898105
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 CLSP/SBS I, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    287,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    287,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                      287,800
-----------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                      1.7%
-----------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                      PN
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 5 OF 16
CUSIP No. 266898105
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 CLSP/SBS II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    84,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    84,100
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                      84,100
-----------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                      0.5%
-----------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                      PN
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 6 OF 16
CUSIP No. 266898105
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Cooper Hill Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    697,900
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    697,900
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                      697,900
-----------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                      4.1%
-----------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                      PN
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 7 OF 16

CUSIP No. 266898105
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Cooper Hill Partners, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,085,500
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,085,500
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                      2,085,500
-----------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      12.4%
-----------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                      OO
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 8 OF 16

CUSIP No. 266898105
---------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Casdin Capital, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,783,400
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,783,400
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                      2,783,400
-----------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                      16.5%
-----------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                      OO
-----------------------------------------------------------------------------

Schedule 13G/A                                                   PAGE 9 of 16

CUSIP No. 266898105
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Jeffrey Casdin
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                         2,783,400
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         2,783,400
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                      2,783,400
-----------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                      16.5%
-----------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON
                      IN
-----------------------------------------------------------------------------

Schedule 13G/A                                                  PAGE 10 OF 16

ITEM 1(a).  NAME OF ISSUER:
             DUSA PHARMACEUTICALS INC

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             25 Upton Drive, Wilmington, MA  01887

ITEM 2(a).  NAME OF PERSON FILING:

     This statement is filed by:
          (i) CLSP, L.P. ("CLSP"),
              a Delaware limited partnership, with respect to the Securities owned by it;
         (ii) CLSP II, L.P. ("CLSP II") a Delaware limited partnership, with respect to the Securities owned by it;
        (iii) CLSP/SBS I, L.P. ("CLSP/SBS I") a Delaware limited partnership, with respect to the Securities owned by it;
         (iv) CLSP/SBS II, L.P. ("CLSP/SBS II") a Delaware limited partnership, with respect to the Securities owned by it;
          (v) Cooper Hill Partners, L.P., a Delaware limited partnership with respect to the Securities held for CLSP Overseas, Ltd. ("CLSP Overseas"), [a Cayman Islands exempted company];
         (vi) Cooper Hill Partners, LLC ("Cooper, LLC "), a Delaware limited liability company and the sole general partner of CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II with respect to the Securities owned by CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II;
        (vii) Casdin Capital, L.L.C. ("Casdin, LLC"), a Delaware limited liability company and the sole general partner of Cooper Hill Partners, L.P. and the managing member to Cooper, LLC with respect to the Securities owned by CLSP, CLSP II, CLSP/SBS I and CLSP/SBS II and CLSP Overseas; and
       (viii) Jeffrey Casdin a citizen of the United States, and the Managing Member of Casdin Capital, LLC, the general partner of Cooper Hill Partners, L.P. and the managing member of Cooper LLC, with respect to Securities subject to the control of Cooper LLC and Cooper Hill Partners, LP.

              The foregoing persons (other than CLSP Overseas) are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Schedule 13G/A                                                 PAGE 11 OF 16

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 767 Third Avenue, New York, New York 10017. The business address of CLSP Overseas is c/o Goldman Sachs (Cayman) Trust, Limited P.O. Box 896 G.T. Harbour Centre, Second Floor North Church Street George Town, Grand Cayman Cayman Islands, B.W.I.

ITEM 2(c).  CITIZENSHIP:

            Cooper, LLC and Casdin, LLC are Delaware limited liability companies and CLSP, CLSP II, CLSP/SBS I, CLSP/SBS II and Cooper Hill Partners, L.P. are each a Delaware limited partnership. CLSP Overseas is a Cayman Islands exempted company. Jeffrey Casdin is a citizen of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:                 266898105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [ ]  Broker or dealer registered under Section 15 of the Act

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                    Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g)  [ ]  Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

Schedule 13G/A                                                  PAGE 12 OF 16

          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]


ITEM 4.   OWNERSHIP.
     A.  CLSP
        (a) Amount beneficially owned: 724,400
        (b) Percent of class: 4.3%
          (All percentages herein are based on 16,870,072 shares of Common Stock reported to be outstanding as of November 9, 2004, as reflected in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the quarter ended September 30,
          2004).
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 724,400
                  (iii)  sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 724,400

     B. CLSP II
        (a) Amount beneficially owned: 989,200
        (b) Percent of class: 5.9%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 989,200
                  (iii)  sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 989,200

     C. CLSP/SBS I
        (a) Amount beneficially owned: 287,800
        (b) Percent of class: 1.7%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 287,800
                  (iii)  sole power to dispose or to direct the disposition of 0

  Schedule 13G/A                                                  PAGE 13 OF 16

                  (iv) shared power to dispose or to direct the disposition of 287,800

     D. CLSP/SBS II
        (a) Amount beneficially owned: 84,100
        (b) Percent of class: 0.5%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 84,100
                  (iii)  sole power to dispose or to direct the disposition of
                         0
                  (iv) shared power to dispose or to direct the disposition of 84,100

     E. Cooper Hill Partners, L.P.
        (a) Amount beneficially owned: 697,900
        (b) Percent of class: 4.1%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 697,900
                  (iii)  sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 697,900

     F. Cooper Hill Partners, LLC
        (a) Amount beneficially owned: 2,085,500
        (b) Percent of class: 12.4%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 2,085,500
                  (iii)  sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,085,500

Schedule 13G/A                                                  PAGE 14 OF 16

     G. Casdin Capital, LLC
        (a) Amount beneficially owned: 2,783,400
        (b) Percent of class: 16.5%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 2,783,400
                 (iii)   sole power to dispose or to direct the disposition of 0
                  (iv)   shared power to dispose or to direct the disposition of
                         2,783,400

     H. Jeffrey Casdin
        (a) Amount beneficially owned: 2,783,400
        (b) Percent of class: 16.5%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 2,783,400
                  (iii)  sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,783,400


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES CHECK THE FOLLOWING [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II are each private investment partnerships, the sole general partner of which is Cooper, LLC. As the sole general partner of CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II, Cooper, LLC has the power to vote and dispose of the Securities owned by each of CLSP, CLSP II, CLSP/SBS I, and CLSP/SBS II and, accordingly, may be deemed the "beneficial owner" of such Securities. The managing member of Cooper, LLC is Casdin, LLC of which Jeffrey Casdin is the sole member.

     Pursuant to an investment advisory contract, Cooper Hill Partners, L.P. currently has the power to vote and dispose of the Securities held for the account of CLSP Overseas and, accordingly, may be deemed the "beneficial owner" of such Securities. Mr. Casdin is the sole member of Casdin, LLC, the general partner of Cooper Hill Partners, L.P.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Schedule 13G/A                                                  PAGE 15 OF 16

                  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

Schedule 13G/A                                                  PAGE 16 OF 16

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons and CLSP Overseas, Ltd. hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the Securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2005           /s/ Jeffrey Casdin,
                                    JEFFREY CASDIN, individually, and on
                                    behalf of CLSP, L.P., CLSP II, L.P.,
                                    CLSP/SBS I, L.P., and CLSP/SBS II, L.P.
                                    and as sole member of Casdin Capital,
                                    L.L.C., the managing member of Cooper
                                    Hill Partners, L.L.C. and the general
                                    partner of Cooper Hill Partners, L.P.